Exhibit 10.29

LIVE OAK ACQUISITION CORP.

2020 LONG-TERM INCENTIVE PLAN

[NON-QUALIFIED STOCK OPTION AGREEMENT]

[INCENTIVE STOCK OPTION AGREEMENT]

Danimer Scientific, Inc. (previously known as Live Oak Acquisition Corp., the “Company”) has granted the Participant (named in Section 1 hereof) a [Non-Qualified Stock Option][Incentive Stock Option] (the “Option”) under the Live Oak Acquisition Corp. 2020 Long-Term Incentive Plan (the “Plan”) to purchase that number of shares of Common Stock set forth in Section 1 (the “Option Shares”). The Option shall be subject to the following terms and conditions (sometimes referred to as the “Award Agreement”) and the terms and conditions of the Plan as the same has been and may be amended from time to time.

1. Defined Terms. Terms used in this Award Agreement are defined elsewhere in this Award Agreement; provided, however, that, capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Plan. In addition, the following words and phrases used in this Award Agreement shall have the meanings specified:

(a)	The “Participant” is [Name of Participant].

(b)	The “Grant Date” is [Date of Grant].

(c)	The number of “Option Shares” subject to this Option shall be [Number of Option Shares] shares of Common Stock.

(d)	The “Exercise Price” of the Option shall be [Exercise Price].

(e)	The “Vesting Expiration Date” of the Option shall mean [Expiration Date].

2. Vesting and Forfeiture of Option and Option Shares.

(a)	Unvested Award; Forfeiture. The Option shall be unvested unless and until it becomes vested and exercisable in accordance with this Section 2. Except as otherwise provided by the Committee or this Award Agreement (including Section 2(c) and Section 2(d) hereof), any portion of the Option (and the Option Shares subject thereto) that is not vested and exercisable as of the Participant’s Termination Date shall be immediately forfeited and the Participant shall have no further rights under or with respect to the Option or to any of the Option Shares subject thereto.

(b)	General Vesting Rules. Subject to the terms and conditions of this Award Agreement (including Section 2(c) and Section 2(d) hereof), the Option shall become vested and exercisable with respect to an Installment of Option Shares as of the “Vesting Date” set forth below, provided, in any case, that the Participant’s Termination Date has not occurred prior to the applicable Vesting Date.

INSTALLMENT OF OPTION SHARES	VESTING DATE

(c)	Special Vesting Rules. [Special Vesting Rules, if any]

(d)	Limitations on Exercise. The Participant may only exercise the Option with respect to Option Shares to the extent the Option is vested and exercisable with respect to such Option Shares. In no event shall any portion of the Option be exercisable after the Expiration Date. Notwithstanding any other provision of this Award Agreement, no portion of the Option shall become vested and exercisable after the Participant’s Termination Date except to the extent that it is vested and exercisable as of the Participant’s Termination Date.

3. Exercise. Subject to this Award Agreement and the Plan, on and after a Vesting Date, the Option may be exercised in whole or in part with respect to the number of Option Shares which have become vested and exercisable pursuant to Section 2 above by filing a written notice with the Committee in accordance with rules and procedures established by the Committee; provided, however, that in no event will the Option (or any portion thereof) be exercisable after the Expiration Date of the Option. Any such notice shall specify the number of Option Shares which the Participant elects to purchase and shall be accompanied by payment of the Exercise Price for such Option Shares indicated by the Participant’s election (except as otherwise provided by the Committee in connection with a broker-assisted cashless exercise program). The Exercise Price shall be payable (a) in cash or its equivalent, (b) by tendering, by actual delivery or by attestation, shares of Common Stock valued at Fair Market Value as of the day of exercise (including by net exercise so that the Company withholds a number of shares of Common Stock that is being exercised) and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any U.S. federal, state, and local and/or foreign tax (including any social insurance tax or contribution obligations) withholding resulting from such exercise, (c) by a combination of (a) and (b), and (d) if and to the extent provided by the Committee upon exercise of its reasonable discretion by irrevocably authorizing a third party to sell shares of Common Stock (or a sufficient portion of the shares of Common Stock acquired upon exercise of the Option) and remit to Live Oak a sufficient portion of the sale proceeds to pay the entire Exercise Price and any U.S. federal, state, and local and/or foreign tax (including any social insurance tax or contribution obligations) withholding resulting from such exercise. Shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances (other than liens and encumbrances imposed under applicable securities laws).

4. Certificates; Cash in Lieu of Fractional Shares. To the extent that the Plan or this Award Agreement provides for issuance of certificates in connection with the exercise of the Option, the transfer of such shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any securities exchange or similar entity. In lieu of issuing a fraction of a share of Common Stock pursuant to the Plan or this Award Agreement, the Company may pay to the Participant an amount equal to the Fair Market Value of such fractional share.

5. Withholding. All deliveries and distributions under this Award Agreement are subject to withholding of all applicable taxes and the Company may require as a condition precedent to the issuance or transfer of any Option Shares that the Participant make such arrangements to the satisfaction of the Committee for the satisfaction of any federal, state or local withholding tax obligations that may arise. At the election of the Participant, and subject to such rules and limitations as may be established by the Committee from time to time, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Participant already owns, or to which the Participant is otherwise entitled under this Award Agreement; provided, however, that such shares may be used to satisfy not more than the Company’s maximum statutory withholding obligation (based on maximum statutory withholding rates for Federal and state tax purposes, including payroll taxes). If the Committee permits the exercise of the Option through a broker-assisted exercise and if the Participant elects to exercise the Option through a broker-assisted exercise, any tax withholding resulting from the exercise shall be remitted to the Company through operation of the broker-assisted exercise.

6. Transferability. Except as otherwise provided by the Committee, neither the Option nor the Option Shares may be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares of Common Stock are transferred to the Participant except, as provided by the Committee, pursuant to a qualified domestic relations order. During the Participant’s lifetime, the Option may only be exercised by the Participant.

7. Heirs and Successors. This Award Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business. If any benefits deliverable to the Participant under this Award Agreement have not been delivered at the time of the Participant’s death, such benefits shall be delivered to the Participant’s estate.

8. Miscellaneous.

(a)	Securities Law Requirements. Notwithstanding any other provision of this Award Agreement, the Company shall have no liability to make any distribution of Common Stock under this Award Agreement unless such delivery or distribution would comply with all applicable laws. In particular, no shares will be delivered to a Participant unless, at the time of delivery, the shares qualify for exemption from, or are registered pursuant to, applicable federal and state securities laws.

(b)	Administration. The authority to manage and control the operation and administration of this Award Agreement shall be vested in the Committee, and the Committee shall have all powers with respect to this Award Agreement as it has with respect to the Plan. Any interpretation of this Award Agreement by the Committee and any decision made by it with respect to this Award Agreement is final and binding on all persons.

(c)	Plan Governs. Notwithstanding anything in this Award Agreement to the contrary, this Award Agreement shall be subject to the terms of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company and this Award Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan.

(d)	Adjustments to Shares. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust the Award to preserve the benefits or potential benefits thereof by adjusting the number and kind of shares subject to the Option and the Exercise Price of the Option. Nothing herein is intended to limit the Committee’s discretion to make adjustments pursuant to the terms of the Plan (or any successor thereto).

(e)	Not An Employment Contract. The Restricted Stock Award will not confer on the Participant any right with respect to continuance of employment or other service with the Company or any Related Company, nor will it interfere in any way with any right the Company or any Related Company would otherwise have to terminate or modify the terms of such Participant’s employment or other service at any time. The Participant and the Participant’s beneficiary shall not have any rights (including voting rights or dividend rights) with respect to Common Stock issuable upon exercise of the Option prior to the date on which the shares of Common Stock are registered in the name of the Participant.

(f)	Governing Law. The validity, construction and effect of this Award Agreement shall be determined in accordance with the laws of the State of Delaware, without giving effect to choice of law provisions, and applicable federal law.

(g)	Notices. Any written notices provided for in this Award Agreement shall be in writing and shall be deemed sufficiently given if either hand delivered to (or in accordance with directions provided by) the Secretary of the Company or otherwise if sent in accordance with the terms of the Plan.

(h)	Amendment. This Award Agreement may be amended in accordance with the provisions of the Plan, and may otherwise be amended by written agreement of the Participant and the Company without the consent of any other person.

(i)	Severability. The terms or conditions of this Award Agreement shall be deemed severable and the invalidity or unenforceability of any term or condition hereof shall not affect the validity or enforceability of the other terms and conditions set forth herein.

(j)	Counterparts. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

ACCEPTED	DANIMER SCIENTIFIC, INC.

By:
Participant:		Name:
Title:

(Signature Page to Live Oak Stock Option Agreement)

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